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                                                                     EXHIBIT A-6


                                 CONECTIV SYSTEM
                             INTRASYSTEM MONEY POOL
                               EVIDENCE OF DEPOSIT


$ (see attached schedule)                                   Wilmington, Delaware
-------------------------                                   --------------------


        The undersigned, Support Conectiv, Inc., a Delaware corporation, in its capacity as Agent of the funds invested in the Conectiv System's Intrasystem Money Pool (the "Money Pool"), hereby acknowledges receipt of the aggregate unpaid principal amount of all investments deposited in the Money Pool (that are posted on the schedule annexed hereto and made a part hereof) made by the investor to the undersigned pursuant to the short-term financing authorization approved by the U.S. Securities and Exchange Commission.

        Under the terms of Money Pool borrowing, the borrowing subsidiaries pay interest on the unpaid principal amount of borrowings from time to time from the date hereof at the rate per annum equal to the Money Pool's monthly borrowing rate. All such interest earned will be allocated to any investing company based on the ratio of each investing company's deposits to all deposits.

        IN WITNESS WHEREOF Support Conectiv, Inc., pursuant to due authorization, has caused this Evidence of Deposit to be executed on behalf of the Money Pool by its duly authorized officers, all as of the date noted above.



                                          (Conectiv Intrasystem Money Pool)



                                       By:______________________________________

                                       Title:___________________________________